Exhibit 99.1

Explanation of Responses:

(1)      Includes 20,954 shares held by James E. Thomas for the

benefit of Thomas, McNerney & Partners II, L.P. and 20,954 shares held by Kathleen A. Tune for the benefit of Thomas, McNerney &

Partners II, L.P.

(2)      These securities are owned of record by Thomas, McNerney

& Partners II, L.P. ("TMP II LP").  Thomas, McNerney & Partners

II, LLC ("TMP II LLC") is the general partner of TMP II LP and has shared voting and dispositive power of the securities held by

TMP II LP, but TMP II LLC disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein.

James E. Thomas, Alex Zisson and Eric Aguiar are the managers of

TMP II LLC.  Accordingly they may be deemed to share beneficial ownership of such shares, although each of them disclaims beneficial ownership of such shares except to the extent of their pecuniary interest therein.

(3)      These securities are owned of record by TMP Nominee II, LLC

("TMP Nominee II").  The managers of TMP Nominee II having shared voting and dispositive power over these securities are James E.

Thomas and Peter H. McNerney, each of which disclaims beneficial ownership of such securities except to the extent of their pecuniary interest therein.

(4)       These securities are owned of record by TMP Associates

II L.P. ("TMP Associates II").  TMP II LLC is the general partner of TMP Associates II and has shared voting and dispositive power of the securities held by TMP Associates II, but TMP II LLC disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein.  James E. Thomas, Alex Zisson and Eric

Aguiar are the managers of TMP II LLC.  Accordingly they may be deemed to share beneficial ownership of such shares, although each of them disclaims beneficial ownership of such shares except to the extent of their pecuniary interest therein.